Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sumitomo Mitsui Financial Group, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-228913) on Form F-3 of Sumitomo Mitsui Financial Group, Inc. of our reports dated June 25, 2019, with respect to the consolidated statements of financial position of Sumitomo Mitsui Financial Group, Inc. and subsidiaries as of March 31, 2019 and 2018, and the related consolidated income statement and consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended March 31, 2019 and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of Sumitomo Mitsui Financial Group, Inc.’s internal control over financial reporting as of March 31, 2019, which reports appear in the March 31, 2019 annual report on Form 20-F of Sumitomo Mitsui Financial Group, Inc.

/s/ KPMG AZSA LLC

Tokyo, Japan

June 27, 2019